SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 12, 2003

Date of Report (Date of earliest event reported)

Proxim Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30993	52-2198231

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

935 Stewart Drive
Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 731-2700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

     As previously announced, on October 21, 2003, Proxim Corporation (“Proxim” or the “Company”) entered into an Amended and Restated Securities Purchase Agreement (the “Amended Agreement”) with Warburg Pincus Private Equity VIII, Broadview Capital Partners L.P., Broadview Capital Partners Qualified Purchaser Fund L.P. and Broadview Capital Partners Affiliates Fund LLC (collectively, the “Investors”). Pursuant to the Amended Agreement, on October 21, 2003, the Investors cancelled outstanding secured exchangeable promissory notes issued in July 2003 and the Company issued to the Investors amended and restated secured subordinated exchangeable promissory notes (the “Outstanding Notes”) with an aggregate principal amount equal to $30 million. The Investors also agreed to make available to the Company an additional $10 million, issuable in exchange for senior secured exchangeable promissory notes (the “New Notes”), and the Company agreed, subject to approval of its stockholders, to issue to the Investors warrants to acquire an aggregate of 18 million shares of common stock having an exercise price equal to $1.46 per share and warrants to purchase an aggregate of 6 million shares of common stock having an exercise price equal to $1.53 per share (collectively, the “Warrants”).

     At a special meeting of stockholders held on December 12, 2003, the Company’s stockholders approved the Company’s ability to issue to the Investors: (i) shares of the Company’s Series B preferred stock upon exercise of each Investor’s right to exchange the Outstanding Notes, plus accrued but unpaid interest, as well as upon each Investor’s exercise of the right to exchange any New Notes that the Company may issue to the Investors, plus accrued but unpaid interest; and (ii) the Warrants. Following the receipt of stockholder approval, the Company issued to the Investors on December 12, 2003 the Warrants pursuant to the form of warrant attached as Appendix F to the Company's Proxy Statement for the Special Meeting of Stockholders. In addition, on December 15, 2003, the Company filed the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware. The Certificate of Designations is filed herewith as Exhibit 99.1 and is hereby incorporated by reference to this Item 5.

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Proxim Corporation.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM CORPORATION (Registrant)

Dated: December 16, 2003	By:	/s/ David L. Thompson

Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number

99.1	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Proxim Corporation.